
                                  EXHIBIT 2.1





                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
        RABOISEN ZWEIHUNDERTNEUNTE VERMOGENSVERWALTUNGSGESELLSCHAFT MBH
                                      AND
        RABOISEN ZWEIHUNDERTZEHNTE VERMOGENSVERWALTUNGSGESELLSCHAFT MBH,
                  SUBSIDIARIES OF THE P.H. GLATFELTER COMPANY,
                                      AND
                  THE STOCKHOLDERS OF S&H PAPIER-HOLDING GMBH
                         DATED AS OF NOVEMBER 14, 1997
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TABLE OF CONTENTS                                                                                   PAGE
ARTICLE 1 - PURCHASE AND SALE OF COMPANY CAPITAL STOCK
         1.1 Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         1.2 Purchase and Sale / Transfer/Deemed Effective Date . . . . . . . . . . . . . . . . . . .  7
         1.3 Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         1.4 Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         1.5 Closing Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLING
             STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         2.1 Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         2.2 Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         2.3 Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         2.4 Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         2.5 No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         2.6 Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         2.7 Company Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         2.8 No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         2.9 Tax Matters; Public Grants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         2.10 Restrictions on Business Activities . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         2.11 Title of Properties; Absence of Liens and Encumbrances;
                 Condition of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         2.12 Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         2.13 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         2.14 Breach of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         2.15 Interested Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         2.16 Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         2.17 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         2.18 Accounts Receivable - Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         2.19 Brokers' and Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         2.20 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         2.21 Employee Benefit Plans; Compliance with Labour Law  . . . . . . . . . . . . . . . . . . 29
         2.22 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         2.23 Insurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         2.24 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         2.25 Absence of Sensitive Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         2.26 Completeness; No Misrepresentations   . . . . . . . . . . . . . . . . . . . . . . . . . 34
         2.27 Compliance with U.S. Internal Revenue Code  . . . . . . . . . . . . . . . . . . . . . . 34
         2.28 Best Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER
         3.1 Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         3.2 Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         3.3 Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         3.4 Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

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
ARTICLE IV - PROTECTIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         4.1 Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         4.2 FCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         4.3 Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         4.4 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         4.5 Legal Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         4.6 Additional Documents and Further Assurances  . . . . . . . . . . . . . . . . . . . . . . 38
ARTICLE V - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
            INDEMNITY; ESCROW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         5.1 Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . 38
         5.2 Agreement to Indemnify . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         5.3 Costs Included . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         5.4 Limitation on Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         5.5 De Minimis Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         5.6 Further Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         5.7 Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         5.8 Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         5.9 Mechanics of Making Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
ARTICLE VI - APPOINTMENT OF AGENT FOR SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . 43
         6.1 Appointment of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
ARTICLE VII - AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         7.1 Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         7.2 Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
ARTICLE VIII - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         8.1 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         8.2 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         8.3 Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         8.4 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         8.5 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         8.6 English Language . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         8.7 Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
ARTICLE IX - GUARANTEES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         9.1 DBAG Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         9.2 PHG Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

                            STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of November 14, 1997 by and among (1) (a) Raboisen Zweihundertneunte Vermogensverwaltungsgesellschaft mbH ("Raboisen 209.") and (b) Raboisen Zweihundertzehnte Vermogensverwaltungsgesellschaft mbH ("Raboisen 210."), both wholly owned by P.H. Glatfelter Company, with limited liability organized under the laws of the Federal Republic of Germany (each a "Purchaser", but collectively the "Purchaser") and the stockholders whose names appear on
Schedule 1.2 hereto (each a "Selling Stockholder" and, collectively, the "Selling Stockholders") and (3) Deutsche Beteiligungs Aktiengesellschaft Unternehmensbeteiligungsgesellschaft ("DBAG") as guarantor for the Selling Stockholders' obligations and (4) P.H. Glatfelter Company ("PHG") as guarantor for the Purchaser's obligations.

RECITALS

A. The Selling Stockholders collectively own all of the capital stock of S&H Papier-Holding GmbH, a corporation organized under the laws of the Federal Republic of Germany registered under HRB 238-G, Amtsgericht Rastatt (the "Company") issued and outstanding as described on
         Schedule 1.2.

B. The Company is - together with EVOBESTRA Vermogensverwaltungsgesellschaft mbH - the legal and beneficial owner of the entire capital stock of Papierfabrik Schoeller & Hoesch GmbH, Gernsbach, a corporation organized under the laws of the Federal Republic of Germany, registered under HRB 9-G, Amtsgericht Rastatt ("Papierfabrik GmbH"), which is the entire or partial legal and beneficial owner of certain companies as set out in Section 2.3 of the Company Disclosure Letter attached hereto as Schedule B.

C. The Purchaser desires to acquire from the Selling Stockholders, and the Selling Stockholders desire to sell to the Purchaser, all of the shares of the capital stock of the Company currently owned by the Selling Stockholders and such future shares as were created by the capital increase resolved by the shareholders' meeting on September 19, 1997 (URNr. 246/1997 of the notary public Dr. Joachim Treeck in Frankfurt/Main) (the "Acquisition"), for the consideration specified herein and subject to the terms and conditions hereof.

NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                   PURCHASE AND SALE OF COMPANY CAPITAL STOCK

1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms not otherwise defined herein shall have the meanings specified in this
         Section 1.1:

         (a) "Company Capital Stock" shall mean the aggregate number of shares in the Company ("Geschaftsanteile" / "Shares") outstanding at the Closing Date (as hereinafter defined) with a total nominal value of DEM 100,000.-.

         (b)     "Escrow Amount" shall be 10 % (ten percent) of the Purchase
                 Price.

         (c) "Subsidiary" shall mean any entity of which 50 % or more of the voting power or the capital stock is directly or indirectly, legally or beneficiarily, owned by the Company, such entities being set forth in Section 2.3 of the Company Disclosure Letter.

         (d)     Schoeller & Hoesch Group shall mean the Company and its
                 Subsidiaries.

1.2 PURCHASE AND SALE / TRANSFER/DEEMED EFFECTIVE DATE. Subject to the terms and conditions set forth in this Agreement, each Purchaser as reflected in SCHEDULE 1.2 agrees to purchase from each Selling Stockholder as reflected in SCHEDULE 1.2 and each Selling Stockholder agrees to sell to the Purchaser all right, title and interest in the number of Shares of the Company Capital Stock (as defined hereintofore) indicated next to such Selling Stockholder's name on
         SCHEDULE 1.2 hereto with all rights attaching to them, including, but not limited to the right to any non-distributed profits of the Company for the business years 1997 and any profits of the Company for 1998. Subject to the condition precedent of the payment of the Purchase Price (as hereinafter defined) and the Escrow Amount (as hereinafter defined) pursuant to Sections 1.5(c), each Selling Stockholder herewith transfers his Shares to the Purchaser and the Purchaser accepts such transfers. As between the parties hereto, January 1, 1998 shall be deemed to be the effective date regardless of the Closing Date (as defined in Section 1.4 below).

1.3      PURCHASE PRICE.

         (a) In reliance on the representations, warranties and covenants of the Selling Stockholders contained herein and in consideration of the aforesaid sale and transfer of the Company Capital Stock indicated next to such Selling Stockholder's name on SCHEDULE 1.2 hereto, the Purchaser shall pay to the Selling Stockholders an aggregate purchase price of DEM 270,000,000 (in words: Deutschmarks twohundredandseven-tymillion) ("Purchase Price") as set out in more detail in SCHEDULE 1.2 pursuant to Section 1.5(c).

                 The Purchase Price shall bear interest at a rate of one-month-FIBOR plus 100 basis points per annum (based on a year of 365 days) as published by the Frankfurter Allgemeine Zeitung (FAZ) on the Closing Date or if there is no published FIBOR on such date on such date following the Closing Date on which such FIBOR is first published by the FAZ from January 2, 1998 until Closing Date.

         (b) The Purchase Price shall be increased or reduced, as the case may be, on a DEM for DEM basis, by the amount by which the consolidated net equity (including minority interest, but excluding any goodwill) ("CNE") of the Schoeller & Hoesch Group as evidenced by the audited consolidated financial statements agreed upon by the parties or finally determined in accordance with this Section 1.3 (b) for the business year ending on December 31, 1997 is higher or lower than the estimated consolidated net equity of the Schoeller & Hoesch Group as at December 31, 1997 as shown in SCHEDULE 1.3 (B) hereto (the "Estimate"), provided that (i) an increase of the Purchase Price shall only be made if and to the extent that the deviation of the CNE from the Estimate exceeds DEM 2,700,000,- and (ii) the adjustment (increase or reduction) shall not exceed DEM 13,500,000,-. The CNE shall be increased by any provision for real estate transfer taxes caused by this Agreement and the Closing thereof shown in the audited consolidated balance sheet as at December 31, 1997. The consolidated financial statements of the Schoeller & Hoesch Group for the business year ending on December 31, 1997, (i) shall be prepared by the Company and the Company will work in cooperation with two representatives, including but not limited to third parties, designated by the Selling Stockholders whereby said designated persons shall be given full but reasonable access to all information and documentation and shall be provided with appropriate support by the Company and its Subsidiaries, necessary and in existence for said preparation and the audit thereof, in accordance with the generally accepted accounting principles of the Federal Republic of Germany or the country of residence of the respective Subsidiary, applied on a basis consistent with the financial statements for the business year ending on December 31, 1996, and in any event consistent with the consolidating method by which the Estimate was prepared, (ii) shall be audited by Deloitte & Touche (the "First Auditor") and (iii) shall then be forwarded to the Selling Stockholders without undue delay. The Selling Stockholders shall have the right to have them reviewed by an auditor of their choosing (the "Second Auditor") within a period of two (2) months after receipt. Any disagreement between the results of the audit conducted by the First Auditor and the Second Auditor shall be resolved amicably within a period of further two (2) months, whereby upon failing an agreement each of the parties shall have the right to instruct Arthur Andersen (the "Third Auditor") to resolve any such disagreement. If the determination of the CNE by the Third Auditor lies between the determination of the CNE by the First Auditor and the determination of the CNE by the Second

                 Auditor, then the determination of the CNE by the Third Auditor shall be final and binding. If it is outside, then the determination of the CNE of the First Auditor or Second Auditor which is closest to the determination of the CNE of the Third Auditor shall prevail. The cost of the First Auditor shall be borne by the Purchaser and the cost of the Second Auditor shall be borne by the Selling Stockholders. The cost of the Third Auditor shall be equally shared between the Selling Stockholders on the one side and the Purchaser on the other side. Each of the parties shall ensure that each of the auditors shall have access to the work papers of the other auditors. If the Purchase Price is increased or reduced in accordance with the foregoing provisions, the amount of such increase or decrease shall bear interest at a rate of one-month-FIBOR plus 100 basis points as per annum (based on a year of 365 days) published by the Frankfurter Allgemeine Zeitung (FAZ) on the Closing Date or if there is no published FIBOR on such date on such date following the Closing Date on which such FIBOR is first published by the FAZ for the period from January 2, 1998, to actual payment thereof to the party entitled to it.

1.4 CLOSING. The Closing of the Acquisition (the "Closing") shall occur at the offices of Baker & McKenzie located at BethmannstraBe 50-54, 60311 Frankfurt am Main, at the later of January 2, 1998, or three business days after the clearance under German merger control legislation for the transaction as set out in Section 1.5 (a) (iii). The date on which the Closing shall occur is referred to herein as the "Closing Date".

1.5      CLOSING PROCEDURES

         (a) At the Closing, the Selling Stockholders shall deliver to the Purchaser

                 (i) a legal opinion of the legal counsel of Selling Stockholders, covering the matters set forth in Sections 2.1, 2.2 and 2.4 in the form to be agreed between the Selling Stockholders and Purchaser prior to the Closing,

                 (ii) letters of resignation duly executed and taking legal effect as of the Closing Date, at no cost to the Company, Papierfabrik GmbH and any of the Subsidiaries, of all managing directors and the members of the advisory board of the Company and of the supervisory board members of Papierfabrik GmbH appointed by the shareholders requested by the Purchaser to resign,

                 (iii) a written confirmation by the German Federal Cartel Office ("FCO") that the transaction contemplated by this Agreement is not in violation of applicable merger control laws, unless the statutory period of one month after filing of the FCO approval request has expired and the FCO has not notified any of the parties within such period that it has decided to investigate the transaction under applicable merger control laws, and

                 (iv) letters of resignation of the auditors of the Company, Papierfabrik GmbH and the German Subsidiaries duly executed and taking legal effect as of the Closing Date requested by the Purchaser to resign, at no cost other than such reasonable remuneration already earned.

         (b)     At the Closing, the Purchaser shall

                 (i) deliver to the Selling Stockholders a legal opinion of the legal counsel of the Purchaser, covering the matters set forth in Sections 3.1, 3.2 and 3.3 in the form to be agreed between the Selling Stockholders and the Purchaser prior to the Closing; and

                 (ii)     pay the Purchase Price pursuant to Section 1.5(c).

         (c) At the Closing, the Purchaser shall wire the Purchase Price to the bank account indicated on SCHEDULE 1.5 (C) 1, provided, however, that the Purchaser shall pay a portion of the Purchase Price constituting the Escrow Amount into the escrow account for the Selling Stockholders and the Purchaser, respectively, pursuant to Section 5.8 below. The portion of the Escrow Amount contributed on behalf of each Selling Stockholder shall be as set forth on SCHEDULE 1.5 (C) 2 (the "Contributed Escrow Amount"). The Purchase Price and the Escrow Amount shall be deemed to be paid once they have been credited to the bank accounts specified in SCHEDULE 1.5 (C) 1 AND 2 respectively.

                 If for any reason the provisions of this Section 1.5 (b) are not complied with by the Purchaser, the Selling Stockholders may elect, in addition and without prejudice to any other rights or remedies available to them as to compensate for reasonable frustrated transaction costs, to rescind this contract or to fix a new date for Closing. If for any reason the provisions of this Section 1.5 (a) are not complied with by the Selling Stockholders, the Purchaser may elect, in addition and without prejudice to any other rights or remedies available to it as to compensate for reasonable frustrated transaction costs, to rescind this contract or to fix a new date for Closing.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                          OF THE SELLING STOCKHOLDERS

Each of the Selling Stockholders, severally but not jointly, hereby represents and warrants to the Purchaser, except as disclosed to the Purchaser in the Company Disclosure Letter that at the date of this Agreement and of the Closing Date each of the statements set out in Article II is true, complete and accurate.

2.1 ORGANIZATION. The Schoeller & Hoesch Group is structured and owned as set out in SCHEDULE 2 hereto. The Company, Papierfabrik GmbH and the Subsi-diaries are duly organized, validly existing and in good standing under the laws of the residence of the respective company. Each of the Selling Stockholders has the right to sell and transfer the full legal title and beneficial interest in the shares owned by it. The Company, Papierfabrik GmbH and the Subsidiaries have the corporate power to lease or own their respective properties and assets and to carry on their respective businesses as now being conducted. The Purchaser or its counsel was provided with a true and complete copy extract from the relevant local commercial register (where existing) with respect to each of the Company, Papierfabrik GmbH and the Subsidiaries and a true and complete copy of the charters of each of the Company, Papierfabrik GmbH and the Subsidiaries (the "Charters").

2.2      CAPITAL STRUCTURE.

         (a) The Company Capital Stock of the Company currently amounts to DEM 50,000.- and will amount to DEM 100,000,- upon registration of the capital increase resolved by the shareholders' meeting on September 19, 1997 (URNr. 246/1997 of the notary public Dr. Joachim Treeck in Frankfurt/Main) and the capital stock of Papierfabrik GmbH amounts to DEM 22,000,000.-. The Company Capital Stock is solely held by the persons and in the amounts set forth in SCHEDULE 1.2. The Company Capital Stock constitutes the whole of the issued and outstanding share capital of the Company and the capital stock of Papierfabrik GmbH constitutes the whole of the issued and outstanding capital of Papierfabrik GmbH. The Shares that are to be sold hereunder are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights whether created by the charters or any agreement to which the Company or Papierfabrik GmbH or any of their stockholders are parties or by which they are bound. The Selling Stockholders are not parties to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Capital Stock or any of the capital stock of Papierfabrik GmbH.

         (b) There are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar rights, no commitments or agreements of any nature, written or oral, obligating the Company, Papierfabrik GmbH, the Subsidiaries or the Selling Stockholders to issue, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the Company Capital Stock or the capital stock of Papierfabrik GmbH or the Subsidiaries or obligating the Company, Papierfabrik GmbH or the Subsidiaries or their stockholders to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, including without limitation in favor of employees of the Company, Papierfabrik GmbH or the Subsidiaries.

         (c) There are no claims, pledges, security interests or any other encumbrances over or affecting any of the Shares to be sold hereunder or any of the shares, stock or participation in Papierfabrik GmbH or in any of the Subsidiaries, nor is there any commitment to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing.

2.3 SUBSIDIARIES. Except as with regard to Papierfabrik GmbH and the Subsidiaries listed in Section 2.3 of the Company Disclosure Letter, the Company does not own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

2.4 AUTHORITY. The Selling Stockholders have all requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and the Arbitration Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Escrow Agreement and the Arbitration Agreement have been duly authorized by all necessary corporate action on the part of Selling Stockholders, and no further action is required on the part of the Selling Stockholders or any of their stockholders to authorize the Acquisition, this Agreement, the Escrow Agreement and the Arbitration Agreement and the transactions contemplated hereby and thereby. These Agreements have been duly executed and delivered by the Selling Stockholders and, assuming due authorization, execution and delivery by the Purchaser, constitute valid and binding obligations of the Selling Stockholders, in each case enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.5 NO CONFLICT. Except as set forth in Section 2.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Selling Stockholders does not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict")
         (i) any provision of the Company's, Papierfabrik GmbH's or the Subsidiaries' Charters, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, Papierfabrik GmbH or the Subsidiaries, or (iii) any provision of Material Contracts.

2.6 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Selling Stockholders, the Company, Papierfabrik GmbH or the Subsidiaries (so as not to trigger any Conflict), is required by or with respect to the Company, Papierfabrik GmbH, the Subsidiaries or the Selling Stockholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable antitrust law.

2.7      COMPANIES FINANCIAL STATEMENTS.

         (a) The Selling Stockholders have provided to the Purchaser the balance sheet of the Company as of September 30, 1997, and Papierfabrik GmbH's and the Subsidiaries', subject to the following, audited consolidated and unconsolidated financial statements as of and for the fiscal year ending December 31, 1996. Such financial statements (including balance sheets, income statements, Lagebericht, Anhang, if applicable, and long-form audit reports) are referred to collectively as the "Financial Statements." The Financial Statements of Schoeller & Hoesch N.A., Inc., Summerville are as of and for the fiscal year ending November 30, 1996. The Financial Statements for Papcel-Kiew, Kiew, are not existing. The Financial Statements for Schoeller & Hoesch S.A.R.L. is an unaudited financial statement. The consolidated and non-consolidated Financial Statements are complete and correct and have been prepared in accordance with generally accepted accounting principles in Germany ("AAP") or of the country of residence of the respective company, applied on a consistent basis. The Financial Statements present fairly the consolidated and non-consolidated financial condition and the results of the operations of the Company, Papierfabrik GmbH and the Subsidiaries as of the dates and during the periods indicated therein.

         (b) Since the date of the Financial Statements and, as to (xiv) and (xv) since signing, none of the Company, Papierfabrik GmbH or the Subsidiaries has, with respect to any third party outside the Schoeller & Hoesch Group:

                 (i) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                 (ii) entered into any contract, lease or license (or series of related contracts, leases and licenses) other than with customers, maintenance contractors and suppliers of the Company, Papierfabrik GmbH or the Subsidiaries either involving more than DEM 500,000 or outside the ordinary course of business;

                 (iii) accelerated, terminated, modified, or cancelled, or received notice of acceleration, termination, modification or cancellation of, any contract, lease or license (or series of related, contracts, leases and licenses) involving more than DEM 500,000 to which any of them are a party or by which any of them are bound;

                 (iv) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans and acquisitions) outside the ordinary course of business;

                 (v) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than DEM 500.000,- in each case or outside the ordinary course of business;

                 (vi) guaranteed or otherwise become liable for any liability or obligation of any person or entity;

                 (vii) delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

                 (viii) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of business;

                 (ix) granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

                 (x) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 (xi) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (xii) experienced any material damage, destruction or loss to its property;

                 (xiii) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

                 (xiv) adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

                 (xv) made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

                 (xvi) made or pledged to make any charitable or other capital contribution outside the ordinary course of business; or

                 (xvii)   committed to any of the foregoing,

                 except as disclosed in Section 2.7 (b) of the Company Disclosure Letter.

2.8 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 2.8 of the Company Disclosure Letter or reflected or reserved against in the Financial Statements, the Company, Papierfabrik GmbH and its Subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other on the respective balance sheet dates which in the aggregate exceeded DEM 100,000.-.

2.9      TAX MATTERS; PUBLIC GRANTS.

         (a) DEFINITION OF TAXES. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, profits, sales and value, and value added, ad valorem, transfer, capital stock, franchise, withholding, payroll, recapture, employment, social security and property taxes, solidarity surcharges and excise and customs duties.

         (b)     TAX RETURNS AND AUDITS.

                 (i) The Company, Papierfabrik GmbH and the Subsidiaries, as of the Closing Date, will have prepared and timely filed or made a timely request for extension for all required federal, state, local and foreign returns ("Returns") relating to any and all Taxes concerning or attributable to the Company, Papierfabrik GmbH and the Subsidiaries. All Taxes owed by Papierfabrik GmbH and any of the Subsidiaries on or before December 31, 1996, have been fully and timely paid when due or, to the extent such Taxes have not yet been due at that date, properly accrued to in the relevant Financial Statements as of December 31, 1996. All Taxes owed by the Company, Papierfabrik GmbH and any of the Subsidiaries due and payable on or before December 31, 1997, have been fully and timely paid. None of the transactions made or caused to be made by the Selling Stockholders prior to the Closing Date, including, without limitation, the sale and transfer of the interest in Schoeller & Hoesch GmbH & Co.KG under the "Kauf- und Ubertragungsvertrag" of May 10, 1997, and the transfer of shares of Papierfabrik GmbH from Schoeller & Hoesch GmbH &

                          Co. KG to Gizeh-Werk GmbH and from Gizeh-Werk GmbH to the Company in 1997 caused any real estate transfer tax. The parties agree that if any claim under the foregoing sentence is made then the Selling Stockholders shall outside the scope and mechanism of the Escrow Agreement set out in Section 5.8 et seq. hereof or in the Escrow Agreement indemnify and hold harmless the Purchaser, or at the request of the Purchaser, the Company, Papierfabrik GmbH or the Subsidiaries, as the case may be, from any and all liabilities and expenses in connection therewith. The foregoing provision of Section 2.9 (b) i sentence 5 shall survive the Closing Date hereunder for 30 years and shall not be subject to any limitations under Sections 5.4 through 5.6 of this Agreement.

                 (ii) No audit or other examination other than the tax audit regarding the period from 1989 to 1993 and regarding wage taxes ordered on September 22, 1997, and commenced on October 28, 1997, (LohnsteuerauBenprufung) regarding the German subsidiaries and the examination ordered by the Internal Revenue Service of the tax year(s) ending November 30, 1995, regarding Schoeller & Hoesch N.A., Inc. on June 17, 1997, of any Return of the Company, Papierfabrik GmbH or the Subsidiaries is presently in progress or pending, or, to the best knowledge of the Selling Stockholders, threatened.

                 (iii) The Company, Papierfabrik GmbH and the Subsidiaries have provided to Purchaser or its legal counsel true and complete copies of all Returns filed within the last three years.

                 (iv) The Selling Stockholders have the right to participate in any tax audit regarding the Company, Papierfabrik GmbH and the Subsidiaries with respect to Taxes owed and payable on or before December 31, 1997 mentioned under Section 2.9 (b) (i). The Purchaser shall notify the Selling Stockholders in due course of any proposed or ordered tax audit and give the Selling Stockholder full but reasonable access to all information and documentation necessary to prepare and participate in the respective tax audit.

         (c) The Company, Papierfabrik GmbH and the Subsidiaries have applied for, received and used public grants and subsidies, if any, strictly in accordance with applicable laws and in full compliance with all regulatory orders or conditions imposed on such grants and subsidies. No such grants and subsidies will have to be repaid or reduced solely as a result of the consummation of this Agreement or the transactions contemplated thereby.

2.10     RESTRICTIONS ON BUSINESS ACTIVITIES.  Except as set forth in Section
         2.10 of the Company Disclosure Letter there is no agreement, judgment, injunction, order or decree to which the Company, Papierfabrik GmbH or the Subsidiaries are a party or otherwise binding upon the Company, Papierfabrik GmbH or the Subsidiaries that has the effect of prohibiting or impairing any business practice of the Company, Papierfabrik GmbH or the Subsidiaries, any acquisition of property (tangible or intangible) by the Company, Papierfabrik GmbH or the Subsidiaries or the conduct of business by the Company or Papierfabrik GmbH or the Subsidiaries.

2.11 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

         (a) Section 2.11(a) of the Company Disclosure Letter sets forth a list of all real property currently owned or leased by the Company, Papierfabrik GmbH and the Subsidiaries and, in the case of leased property, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such leases are in full force and effect, are valid and effective as against the Company, Papierfabrik GmbH and the Subsidiaries and, to the best knowledge of the Selling Stockholders, the lessors thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company, Papierfabrik GmbH and the Subsidiaries, which could have a material adverse effect on their respective businesses.

                 With respect to each parcel of owned real property:

                 (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any security interest or other material restrictions on its possession or use;

                 (ii) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

                 (iii) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                 (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                 (v) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and

                 (vi) there are no parties (other than the Company, Papierfabrik GmbH and the Subsidiaries) in possession of each parcel of real property, other than tenants under any leases disclosed in the Company Disclosure Letter who are in possession of space to which they are entitled;

                 except as disclosed in Section 2.11 (a) of the Company Disclosure Letter.

         (b) Except for customary retention of title (whereby title is not transferred until payment is made for an asset), the Company, Papierfabrik GmbH and the Subsidiaries have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets other than real property used or held for use in its business, free and clear of any liens, except as reflected in the Financial Statements and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         (c) The equipment and other tangible personal property owned or leased by the Company, Papierfabrik GmbH and the Subsidiaries is, to the best knowledge of the Selling Stockholders (i) adequate for the conduct of the business of the Company, Papierfabrik GmbH and the Subsidiaries as currently conducted,
                 (ii) is in good operating condition, subject to normal wear and tear, (iii) has been reasonably maintained in accordance with normal industry practice.

         (d) Each of the Company, Papierfabrik GmbH and the Subsidiaries owns or has valid and continuing rights to use all of the properties and assets (including without limitation all Company Intellectual Property) necessary to conduct its business as currently conducted in all material respects.

2.12 MATERIAL CONTRACTS. Except as set out in Section 2.12 of the Company Disclosure Letter, neither the Company, Papierfabrik GmbH nor the Subsidiaries are a party to any contract, arrangement, or obligation which, individually or in the aggregate, whether by reason of its nature, term, scope, price or otherwise is or is likely to be of material importance to its business, profits or assets, and which:

         (i)     is not in the ordinary course of its business;

         (ii) is to the best knowledge of the Selling Stockholders expected to result in a loss to the respective company on closing of performance unless provision is made for such loss in the relevant audited balance sheet of the respective company included in the Financial Statements; or

         (iii) is of an onerous nature or cannot be fulfilled or performed by the respective company on time and without undue or unusual expenditure of money and effort.

2.13     INTELLECTUAL PROPERTY.

         (a) For purpose of this Agreement, "Company Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium) used or useful in the business of the Company, Papierfabrik GmbH and the Subsidiaries as currently conducted.

         (b) The Company, Papierfabrik GmbH and the Subsidiaries own all Company Intellectual Property free from any encumbrances, or are licensed or otherwise possess legally enforceable rights to use, all Company Intellectual Property that is used in the business of the Company, Papierfabrik GmbH and the Subsidiaries as currently conducted. All payment of fees and other measures needed to maintain the Company Intellectual Property have been undertaken fully and in a timely manner.

         (c) The Company Intellectual Property is the unencumbered and unlimited property of the Company or Papierfabrik GmbH or the Subsidiaries and no rights of third parties to the Company Intellectual Property or its use exist. To the best knowledge of the Selling Stockholders none of the Company Intellectual Property or the use of it nor the business of the Company or Papierfabrik GmbH or the Subsidiaries infringes upon, misappropriates or otherwise conflicts with the intellectual property rights of third parties.

         (d) Section 2.13 of the Company Disclosure Letter identifies each patent or registration which has been issued to the Company, Papierfabrik GmbH and the Subsidiaries with respect to any Company Intellectual Property, identifies each pending patent application or application for registration which the Company, Papierfabrik GmbH and the Subsidiaries has made with respect to any of the Company Intellectual Property, and identifies each license, agreement, or other permission which the Company, Papierfabrik GmbH and the Subsidiaries has granted to any third party with respect to any of the Company Intellectual Property (together with any exceptions). Correct and complete lists of all such patent, registrations, applications, licenses, agreements, and permissions (as amended to date) have been made available to the Purchaser.
                 Section 2.13 of the Company Disclosure Letter also identifies each trade name or unregistered trademark used by the Company, Papierfabrik GmbH and the Subsidiaries in connection with any of its businesses. With respect to each item of Company Intellectual Property required to be identified in the Company Disclosure Letter:

                 (i) the Company, Papierfabrik GmbH and the Subsidiaries possess all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction or encumbrance of any kind;

                 (ii) the item is not subject to any outstanding injunction, judgement, order, decree, ruling, or charge;

                 (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened in writing which challenges the legality, validity, enforceability, use, or ownership of the item; or

                 (iv) none of the Company, Papierfabrik GmbH and the Subsidiaries have ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

                 except as disclosed in Section 2.13 of the Company Disclosure Letter.

2.14     BREACH OF AGREEMENTS.

         (a) The Company or Papierfabrik GmbH or the Subsidiaries have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the material terms or conditions of any material agreement to which any of them is a party or by which any of them is bound (any such agreement a "Material Contract"), nor is there to the best knowledge of the Selling Stockholders any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect as against the Company or Papierfabrik GmbH or the Subsidiaries.

         (b) The Sale and Purchase Option Agreement between Papierfabrik GmbH and Bollore Technologies S.A., France ("Bollore") dated February 1, 1995/April 4, 1995 with respect to the shares in Papeteries de Cascadec S.A., France ("Cascadec") is in full force and effect as against Papierfabrik GmbH and Bollore and is enforceable in accordance with its terms and conditions.

2.15 INTERESTED PARTY TRANSACTIONS. No managing director ("Geschaftsfuhrer") of the Selling Stockholders, the Company, Papierfabrik GmbH and the Subsidiaries, nor any parent, sibling, descendant or spouse of any of such persons, nor any trust, partnership or corporation in which any of such persons or the Selling Stockholders have an interest, has or in the past three accounting years has had directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products to the Company or Papierfabrik GmbH or the Subsidiaries, or
         (ii) any interest in any entity that purchased or purchases from the Company or Papierfabrik GmbH or the Subsidiaries, any goods or services; provided that ownership of less than five percent (5%) of the outstanding stock (or equivalent ownership interests) of a corporation or other entity shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

2.16 GOVERNMENTAL AUTHORIZATION. The Company and Papierfabrik GmbH and the Subsidiaries have obtained, and comply in all material respects with the terms of, all consents, licenses, permits, grants or other authorizations to be issued to the Company or Papierfabrik GmbH or the Subsidiaries by a Governmental Entity and which is material for the operation of the Company's or Papierfabrik GmbH's or the Subsidiaries' business as presently conducted. Neither the Company, Papierfabrik GmbH nor the Subsidiaries have received, and to the best knowledge of the Selling Stockholders have been threatened to receive or have reason to expect any revocation, cancellation, or onerous modification of any governmental authorization mentioned above.

2.17 LITIGATION. There is no action, suit, claim, proceeding or arbitration of any nature pending or threatened in writing against the Company or Papierfabrik GmbH or the Subsidiaries; there is no investigation pending or threatened in writing against the Company or Papierfabrik GmbH or the Subsidiaries by or before any governmental entity in the excess of DEM 50,000.-. To the best knowledge of the Selling Stockholders there is no event which is likely to give rise to any litigation or arbitration proceedings by or against the Company or Papierfabrik GmbH or the Subsidiaries. To the best knowledge of the Selling Stockholders no governmental entity or other body has at any time challenged or questioned the legal right of the Company or Papierfabrik GmbH or the Subsidiaries to conduct their respective businesses or to offer or sell any of its products in the present manner or style thereof.

2.18     ACCOUNTS RECEIVABLE / INVENTORY.

         (a) All accounts receivable of Papierfabrik GmbH and Cascadec ("Accounts Receivable") (i) arose in the ordinary course of business, (ii) represent bona fide indebtedness incurred by the applicable account debtors in the amounts invoiced by the Company, Papierfabrik GmbH and the Subsidiaries and stated on their books and records, subject to collection and (iii) are carried at values determined in accordance with GAAP or the general accepted accounting principles of the country of residence of the respective company consistently applied. The reserves against the Accounts Receivable have been established in accordance with GAAP or the general accepted accounting principles of the country of residence of the respective company and based upon a review of such Accounts Receivable, to the best knowledge of the Selling Stockholders such reserves are adequate. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable. To the best knowledge of the Selling Stockholders, none of such Accounts Receivable is owed by a person or entity that has sought the protection of any bankruptcy or insolvency law or is the subject of any dispute as to payment.

         (b) The inventory of the Company, Papierfabrik GmbH and the Subsidiaries were purchased, acquired or produced in the ordinary and regular course of business. The reserves against such inventory have been established in accordance with GAAP or the general accepted accounting principles of the country of residence of the respective company. To the best knowledge of the Selling Stockholders inventory reserves as reflected on the Financial Statements are adequate with respect to inventories that are obsolete, defective or in excess of the needs of the business of the Company, Papierfabrik GmbH and the Subsidiaries reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Financial Statements conforms to GAAP or the general accepted accounting principles of the country of residence of the respective company. The inventory consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject only to such exceptions as are reflected in the audited Financial Statements.

2.19 BROKERS' AND FINDERS' FEES. The Company, Papierfabrik GmbH and the Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees, agents' commissions or legal fees in connection with this Agreement or any transaction contemplated hereby. Should any claims for commissions fees, or expenses of any kind be made by any other person claiming an interest in this Agreement, or in the underlying transactions, by reason of any agreement, understanding or other arrangement with the Company, Papierfabrik GmbH or the Subsidiaries, or their respective agents, servants, employees, or other representatives, then the Selling Stockholders shall outside the scope and mechanism of the Escrow Agreement set out in Section 5.8 et seq. hereof or in the Escrow Agreement indemnify and hold harmless the Purchaser, or at the request of the Purchaser, the Company, Papierfabrik GmbH or the Subsidiaries, as the case may be, from any and all liabilities and expenses in connection therewith. The foregoing provisions of this Section 2.19 shall survive the Closing Date hereunder or any earlier termination of this Agreement for 30 years and shall not be subject to any limitations under Sections 5.4 through 5.6 of this Agreement.

2.20 EMPLOYEES. Section 2.20 of the Company Disclosure Letter sets forth a list of all managing directors and consultants to the Company, Papierfabrik GmbH and the Subsidiaries including for each managing director and consultant, age, time of employment, salary and bonus. Such list is complete and accurate in all material respects. Selling Stockholders have previously provided the Purchaser with a list of all employees which sets forth age, time of employment, function and salary. To the best knowledge of the Selling Stockholders, no key employee, or group of employees of any of the Company, Papierfabrik GmbH or the Subsidiaries has any plans to terminate employment with any of them. To the best knowledge of the Selling Stockholders (i) none of the Company, Papierfabrik GmbH and Subsidiaries has committed any unfair labour practice; and (ii) none of the Selling Stockholders or officers of the Company, Papierfabrik GmbH and the Subsidiaries has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labour union with respect to employees of any of them.

2.21     EMPLOYEE BENEFIT PLANS; COMPLIANCE WITH LABOUR LAW.

         (a) For purposes of this Section 2.21, the following terms shall have the meanings set forth below:

                 (i) "Company Benefit Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for pensions and other fringe benefits - other than those disclosed under
                          Section 2.20 or required by mandatory law, whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company, Papierfabrik GmbH and the Subsidiaries for the benefit of any Employee (as defined below), and pursuant to which the Company,

                          Papierfabrik GmbH and the Subsidiaries have or may have any material liability, contingent or otherwise;

                 (ii) "Employee" shall mean any current, former or retired employee, officer or director or their beneficiary of the Company, Papierfabrik GmbH or the Subsidiaries.

         (b) Section 2.21(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Benefit Plan. The Company, Papierfabrik GmbH or the Subsidiaries do not have any plan or commitment, whether legally binding or not, to establish any new Company Benefit Plan, to modify any Company Benefit Plan (except to the extent required by law or to conform any such Company Benefit Plan to the requirements of any applicable law, in each case as previously disclosed to the Purchaser in writing, or as required by this Agreement), or to enter into any Company Benefit Plan, nor does it have any intention or commitment to do any of the foregoing.

         (c) The Company, Papierfabrik GmbH and the Subsidiaries have performed all obligations required to be performed by them under each Company Benefit Plan, and (i) each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations; (ii) there are no actions, suits or claims pending, or, to the knowledge of the Selling Stockholders threatened (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan; and (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms and applicable law, without liability to the Company, Papierfabrik GmbH and the Subsidiaries (other than ordinary administration expenses typically incurred in a termination event).

         (d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

         (e) To the best knowledge of the Selling Stockholders, the Company, Papierfabrik

                 GmbH and the Subsidiaries (i) are in compliance in all material respects with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, including, but not limited to, safety requirements, wages and hours, in each case, with respect to Employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees and (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

2.22 COMPLIANCE WITH LAWS. To the best knowledge of the Selling Stockholders, the Company, Papierfabrik GmbH and the Subsidiaries have complied in all material respects with, are not in violation in any material respect of, and have not received any notices of any material violation with respect to, any laws with respect to the conduct of their respective business in the jurisdictions where they conduct operations, are subject to governmental oversight or regulation or are resident.

2.23 INSURANCES. To the best knowledge of the Selling Stockholders the Company, Papierfabrik GmbH and the Subsidiaries have insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, Papierfabrik GmbH and the Subsidiaries and such insurance policies are customary for similarly situated companies and adequate and satisfactory to insure the Company, Papierfabrik GmbH and the Subsidiaries against the risks associated with their business. There is no claim by the Company, Papierfabrik GmbH and the Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company, Papierfabrik GmbH and the Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the best knowledge of the Selling Stockholders there is no threatened or pending termination of, or material premium increase with respect to, any of such policies, and all such policies shall survive the Closing and remain in full force and effect.

2.24     ENVIRONMENTAL MATTERS.

         (a)     In this paragraph:

                 (i) "Environmental Law" means all statutes and other legal authority, including but not limited to local, regional, national, and supranational laws, regulations in Germany or in the country of residence of the respective company concerning the protection of human health or the environment or the conditions of the workplace or the generation, transportation, storage, treatment or disposal of a Dangerous Substance;

                 (ii) "Environmental License" means any permit, license, authorization, consent or other approval required for any of the operations of the Company, Papierfabrik GmbH or any of the Subsidiaries under or in relation to any Environmental Law;

                 (iii) "Dangerous Substance" means any natural or artificial substance (whether in the form of solid, liquid, gas or vapour, alone or in combination with any other substance) capable of causing harm to man or any other living organism, or capable of damaging the environment or public health or welfare, including but not limited to controlled, special, hazardous, toxic or dangerous waste and any substance regulated by any Environmental Laws; and

                 (iv) "Relevant Property" means any premises now or at any time owned, leased or occupied by the Company, Papierfabrik GmbH, or any of the Subsidiaries and any premises at which the Company, Papierfabrik GmbH or any of the Subsidiaries disposed of any Dangerous Substance.

         (b) The Company, Papierfabrik GmbH and the Subsidiaries have obtained all requisite Environmental Licenses (all of which are valid and existing) and have to the best knowledge of the Selling Stockholders at all times complied in all material respects with all applicable Environmental Law and with the terms and conditions of all Environmental Licenses.

         (c) To the best knowledge of the Selling Stockholders no Environmental License may be revoked, modified or suspended as a result of the acquisition by the Purchaser of the Company Capital Stock.

         (d) Neither the Company, nor Papierfabrik GmbH, nor any of the Subsidiaries nor any of the Selling Stockholders have received any notice or other communication from which it appears that it is or may be in violation of any Environmental Law or Environmental License or that any further Environmental License may be required or that any Environmental License may be subject to modification, suspension or revocation and there are no circumstances likely to give rise to any such violation or modification, suspension or revocation.

         (e) Neither the Company, nor the Papierfabrik GmbH, nor any of the Subsidiaries nor any of the Selling Stockholders have been requested or ordered to undertake to clean up or to do other corrective action in relation to any Relevant Property by any regulatory authority nor is any such entity subject to any investigation or inquiry by any regulatory authority concerning any Relevant Property.

         (f) Each Relevant Property is free from contamination by Dangerous Substances affecting soil or ground water at or near such property.

2.25     ABSENCE OF SENSITIVE PAYMENTS

         The Company, Papierfabrik GmbH and the Subsidiaries have complied in all respects with the United States Foreign Corrupt Practices Act of 1977 and all comparable local laws applicable to any of them. Neither the Company, Papierfabrik GmbH, the Subsidiaries nor any Selling Stockholder, nor any representative of the Company, Papierfabrik GmbH, the Subsidiaries or the Selling Stockholders, has made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent in any material amount where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction. Neither the Company, Papierfabrik GmbH, the Subsidiaries nor any Selling Stockholder has established or maintained any unrecorded fund or asset for any purpose.

2.26     COMPLETENESS; NO MISREPRESENTATIONS

         The copies of all instruments, agreements, and written information, including without limitation the Company Disclosure Letter hereto, delivered pursuant to this Agreement or otherwise furnished or made available to the Purchaser by the Company, Papierfabrik GmbH, the Subsidiaries, the Selling Stockholders or any representatives of any of them are complete and correct in all material respects as of the date hereof. The representations and warranties made by the Selling Stockholders in this Agreement, the Company Disclosure Letter or in any Schedule or other document furnished by the Company, Papierfabrik GmbH, the Subsidiaries, the Selling Stockholders or any representative or any of them do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

2.27     COMPLIANCE WITH U.S. INTERNAL REVENUE CODE

         Schoeller & Hoesch N.A., Inc., has timely filed all information returns required to be filed under Section 638A of the Internal Revenue Code of 1986, as amended, with the United States Internal Revenue Service and has maintained permanent books of account or records sufficient to establish the correctness of such returns under all applicable Treasury regulations. With respect to each transaction with a related party reportable on such returns, Schoeller & Hoesch N.A., Inc. has obtained the agreement of each such related party to designate Schoeller & Hoesch N.A., Inc. to act as such party's agent with respect to any request to examine records or produce testimony that may be relevant to the U.S. income tax treatment of any transaction between Schoeller & Hoesch N.A., Inc. and such related party or with respect to any summons for such records or testimony, and to execute any and all documents required by applicable Treasury regulations to evidence such agency relationship. No penalty has been proposed or assessed against Schoeller & Hoesch N.A., Inc. for failure to comply with any requirements of the federal income tax laws of the United States.

2.28     BEST KNOWLEDGE

         (a) The term "best knowledge" wherever used in this Agreement or in the Company Disclosure Letter exclusive of its Exhibits, means knowledge obtained after due inquiry and the term "best knowledge of the Selling Stockholders" wherever used in this Agreement or in the Company Disclosure Letter exclusive of its Exhibits shall also refer to, and include, the knowledge (after due inquiry) of Messrs. Christoph Sieber-Rilke, Gerhard Federer, Dr. Eckart Kussner, Werner Ruckenbrod, Hans-Joachim Leichnitz, Jiri Voronecky.

         (b) Subject to the facts disclosed in the body of the Company Disclosure Letter exclusive of its Exhibits, no due diligence exercise conducted by the Purchaser or its advisers shall relieve or discharge any of the Selling Stockholders from the representations and warranties contained in this Agreement or any obligation or liability assumed thereunder and the legal principles expressed by Sections 460, 464 of the German Civil Code shall not apply.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser represents and warrants to the Selling Stockholders that at the date of this Agreement and at the date of Closing:

3.1 ORGANIZATION, STANDING AND POWER. Each Purchaser is a company with limited liability duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany.

3.2 AUTHORITY. Each Purchaser has all requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and the Arbitration Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Escrow Agreement and the Arbitration Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Purchaser, and no further action is required on the part of each Purchaser to authorize the Acquisition, this Agreement and the transactions contemplated hereby and thereby except as expressly set forth elsewhere herein. This Agreement has been duly executed and delivered by each Purchaser and, assuming due authorization, execution and delivery by the Company and the Selling Stockholders, constitutes the valid and binding obligation of each Purchaser, in each case enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Entity or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as may be required under any applicable antitrust laws or the rules of the American Stock Exchange or the Securities and Exchange Commission.

3.4 FINANCING. The Purchaser shall have as at Closing sufficient funds to pay the Purchase Price and any increase to be paid pursuant to Section
         1.3 (b) hereof. On the date hereof the Purchaser has submitted to the Selling Stockholders a commitment letter issued by Bankers Trust Company and duly executed by PHG to finance the transactions contemplated hereunder.

                                   ARTICLE IV

                              PROTECTIVE COVENANTS

4.1 CONDUCT OF BUSINESS. The Selling Stockholders shall cause that the Company, Papierfabrik GmbH and the Subsidiaries to conduct their respective businesses between signing of this Agreement and the Closing Date in the ordinary course of business. From signing until Closing Date the Selling Stockholders shall provide the Purchaser with reasonable access to the facilities, management, books and records of the Company, Papierfabrik GmbH and the Subsidiaries to assist in the preparation of post-closing integration of the Schoeller & Hoesch Group provided that the Agent has consented thereto in advance. The Selling Stockholders shall use their best efforts to obtain letters of resignation of the auditors of the non-German subsidiaries on or before Closing Date.

4.2 FCO. The Purchaser and the Selling Stockholders shall work expeditiously and in good faith to secure the clearance of the FCO on or before December 31, 1997 through the voluntary filing of the pre-notification application to the FCO. The respective filing shall be made on the date of signing of this Agreement.

4.3 ANNOUNCEMENTS. Except as required by the rules of the American Stock Exchange or the Securities and Exchange Commission, no party shall make or permit any person connected with it or him to make any announcement concerning this sale and purchase or any ancillary matter on or before Closing except as required by law or any competent regulatory body or with the written approval of the other parties, such approval not to be unreasonably withheld or delayed.

4.4 EXPENSES. All fees, expenses and taxes incurred in connection with the Acquisition, including but not limited to all legal, accounting, financial advisory, consulting fee, expenses and taxes of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation of the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses (and none of the Third Party expenses shall be charged to or assumed by the Company, Papierfabrik GmbH or any of the Subsidiaries), provided, however, that all Third Party Expenses incurred in connection with consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable antitrust laws, any notarial fees and any real estate transfer tax related to the Acquisition shall be borne by the Purchaser.

4.5 LEGAL REQUIREMENTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable endeavors to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to (i) consummate and make effective the transactions contemplated hereby, (ii) to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and (iii) to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

4.6 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each of the Selling Stockholders, at the request of the Purchaser, and the Purchaser, at the request of the Selling Stockholders, shall execute and deliver, or cause to be executed and delivered, such other instruments and do and perform, or cause to be done and performed, such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE V

                        SURVIVAL OF REPRESENTATIONS AND
                         WARRANTIES; INDEMNITY; ESCROW

5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Selling Stockholders in this Agreement shall survive the Closing for a period ending on the date eighteen (18) months after the Closing Date, except as provided for in Section 2.9 (b) (i) fifth sentence and in
Section 2.19 and except as follows:

         (a) The representations and warranties of the Selling Stockholders contained in Sections 2.1 and 2.2 of this Agreement shall be subject to the statutory period of limitation under German law.

         (b) The representations and warranties of the Selling Stockholders contained in Section 2.9(b)(i) second to fourth sentences shall with respect to the Company, Papierfabrik GmbH and the German Subsidiaries survive the Closing Date for a period ending on the date four (4) weeks after the date on which the respective tax assessments following a tax audit have been issued or deemed to be issued (e.g. VAT assessments) against the Company, Papierfabrik GmbH and the German Subsidiaries relating to periods prior to and ending on the December 31, 1997, provided, however, that such representations and warranties shall not survive the Closing Date beyond December 31, 2001.

         (c) The representations and warranties of the Selling Stockholders contained in Section 2.24 shall survive the Closing Date for a period ending on the date twentyfour (24) months after the Closing Date.

5.2      AGREEMENT TO INDEMNIFY.

         (a) Subject to the limitations set forth herein, the Selling Stockholders, severally but not jointly, agree to indemnify, defend and hold harmless the Purchaser from and against any and all losses, expenses, liabilities or other damages, including interest and penalties (collectively, "Damages") by reason of or otherwise arising out of any breach of any representation, warranty or covenant made or given by the respective Selling Stockholder in Article II and IV provided, however, that a claim for Damages is made by the Purchaser within the applicable period set forth in Section 5.1 hereof and provided further however that any indemnification for any breach of representations, warranties or covenants including under Section 2.9 and 2.19 shall be excluded if and to the extent the underlying facts and circumstances which caused Damages have been taken into account for the adjustment of the Purchase Price under Section 1.3(b) hereof.

         (b) Any tax benefit of the Company, PapierfabrikGmbH or the Subsidiaries arising out of items which triggered tax liabilities under Section 2.9 hereof shall be discounted to present value at the time of making the claim (discount rate 10 %) and set off against such liability.

5.3 COSTS INCLUDED. The amounts for which the Selling Stockholders may have to indemnify under this Article V shall extend to, and as used herein the term "Damages" shall include, attorneys' fees, accountants' fees, costs of litigation and other expenses actually incurred in the defense of any claim asserted against them and any amounts paid in settlement or compromise of any claim asserted against them, but only to the extent that the claim asserted is or would have been subject to the indemnification provisions of Section 5.2.

5.4 LIMITATION ON INDEMNITY. With respect to any breach of the representations and warranties of Article II or the covenants contained in Article IV of any of the Selling Stockholders the indemnification shall be limited under all circumstances to the Contributed Escrow Amount of such Selling Stockholder who made such breach. All further recourses and claims of the Purchaser as to its and the Company's benefit for whatsoever reason and under any applicable law in particular, but not limited thereto the right to rescind this Agreement and all further liabilities for whatsoever reason and under any applicable law in particular, but not limited to "culpa in contrahendo" of the Selling Stockholders are herewith expressly excluded. This limitation does not apply with respect to the representations and warranties contained in Sections 2.1 and 2.2 and the covenants contained in Section 4.1, 1. sentence of this Agreement and does not apply with respect to any representation, warranty or covenant under Article II or IV in the event of willful misrepresentation or fraud.

5.5      DE MINIMIS LIMITATION.  Notwithstanding the other sections of this
         Article V, the Selling Stockholders shall have no liability with respect to the inaccuracy of any representations or the breach of any of the warranties of Article II for the Damage equal to twenty percent (20 %) of its Contributed Escrow Amount ("Basket"), but shall be liable (not, however, including the aggregate Damages equal to twenty percent (20 %) of this Contributed Escrow Amount) for any such Damages beyond the aggregate Damages equal to twenty percent (20 %) of this Contributed Escrow Amount with respect to any breach of any representations and warranties of Article II.

         This limitation does not apply with respect to the representations and warranties contained in Sections 2.1 and 2.2 of this Agreement and the covenants contained in Section 4.1, 1. sentence of this Agreement and does not apply with respect to any representation, warranty or covenant under Article II or IV in the event of willful misrepresentation or fraud.

5.6 FURTHER LIMITATION. Prior to taking recourse to the Escrow Fund or to requiring indemnification, the Purchaser shall use reasonable efforts to consult with the Selling Stockholders' Agent (as defined hereunder) regarding the subject matter of the potential claim and shall provide to the Agent on behalf of the Selling Stockholders a reasonable opportunity to remedy the subject of the potential claim provided that such breach must be remedied to the Purchaser's satisfaction within thirty (30) days of the Purchaser notifying the Selling Stockholders' Agent of the breach. Notwithstanding the foregoing, nothing in this
         Section 5.6 shall limit the ability of Purchaser to take recourse to the Escrow Fund or to require indemnity under this Article V. The Selling Stockholders agree with the Purchaser to waive and hereby do waive any rights or claims which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company, Papierfabrik GmbH or the Subsidiaries or their employees in connection with the giving of the representations and warranties and the preparation of the Company Disclosure Letter.

5.7 INDEMNIFICATION PROCEDURES. Purchaser agrees to give the Agent on behalf of the Selling Stockholders, within 30 days of actual becoming aware of the facts of a possible claim written notice of any event or assertion of which it has knowledge concerning any claim for Damages as to which it may request indemnification hereunder. Failure to so notify the Agent shall not relieve the Selling Stockholders of any liability they may have to the Purchaser except to the extent that the defense of any claim or demand asserted by a third party is materially prejudiced by such failure to notify, and only so long as the Agent and the Selling Stockholders did not receive or otherwise have actual notice thereof. Each party will co-operate with the other in determining the validity of any such third party claim or assertion. If the Damages relate to a claim or demand asserted by a third party, the Agent on behalf of the Selling Stockholders shall have the right at its expense to participate in the defense of any such claim or demand, and the Purchaser agrees not to settle such claim or demand without the Agent =s consent, which consent shall not be withheld unreasonably.

5.8      ESCROW ARRANGEMENTS

         (a) At the Closing Date, Purchaser shall wire to the Escrow Agent appointed in accordance with the Escrow Agreement (the "Escrow Agent") to the account determined by the parties hereof on or before Closing Date (the "Escrow Account") the Escrow Amount, such deposit to constitute an escrow fund (the "Escrow Fund") to be held in the Escrow Account for the benefit of each of the Selling Stockholders pursuant to an Escrow Agreement substantially in the form attached hereto as SCHEDULE 5.8.

         (b) To the extent the Purchaser becomes entitled to any Damages, Purchaser shall be entitled to apply against such Damages an amount equal to such Damages from the Escrow Fund in accordance with the terms of the Escrow Agreement and this
                 Article V. Any such payment shall be applied on such Contributed Escrow Amount on a pro rata basis of such Selling Stockholder which has to indemnify. The Escrow Agreement shall provide that any portion of the Escrow Amount still remaining shall be released not later than twentyfour (24) months after Closing Date, subject to continual maintenance in the Escrow Fund of any portion of the Escrow Amount necessary to cover any substantiated claims for Damages made by the Purchaser in writing prior to the release date and provided that the Escrow Amount remaining after the lapse of 24 months after the Closing Date such amount not to be in excess of 10 % of the Contributed Escrow Amount shall remain in Escrow to cover Damages due to breaches of Section 2.9 (b) (i) and be released not later than January 1, 2002. [For the avoidance of doubt: Any portion of the Escrow Amount necessary to cover any substantiated claims for Damages made by the Purchaser in writing prior to the expiry of the 24 months mentioned above shall be maintained in the Escrow Fund beyond January 1, 2002.]

5.9 MECHANICS OF MAKING CLAIMS . The mechanics of making claims and payments from the Escrow Fund shall be determined pursuant to the Escrow Agreement.

                                   ARTICLE VI

                                 APPOINTMENT OF
                         AGENT FOR SELLING STOCKHOLDERS

6.1      APPOINTMENT OF AGENT.

         (a) Power of Attorney. Upon execution of this Agreement, and without further act of any Selling Stockholder, Mr. Reinhard Loffler and in the event that he is hindered Mr. Torsten Grede c/o Deutsche Beteiligungs Aktiengesellschaft Unternehmensbeteiligungsgesellschaft, Emil-von-Bering-StraBe
                 2, 60439 Frankfurt am Main shall be appointed as agent and attorney-in-fact (the "Agent") for each Selling Stockholder on whose behalf funds are to be deposited into the Escrow Fund, to give and receive notices and communications, to authorize delivery to Purchaser of monies from the Escrow Fund in satisfaction of claims by Purchaser, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and to comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of any action required or permitted to be taken by the Selling Stockholders hereunder or under the Escrow Agreement. Such agency may be changed by the Selling Stockholders from time to time upon not less than thirty (30) days prior written notice to Purchaser and Escrow Agent; provided that the Agent may not be removed unless holders of a two-thirds interest of the Escrow Amount agree to such removal and to the identity of the substituted agent. No bond shall be required of the Agent, and the Agent shall not receive compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the Selling Stockholders.

         (b) Limitation of Liability. The Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The Selling Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent.

         (c) Actions of the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the Selling Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Selling Stockholders. In connection with any such decision, act, consent, notice, or instruction, the Agent shall be entitled to rely upon the written consent or instruction by holders of a majority in interest of the Escrow Amount on behalf of all such holders. The Escrow Agent and Purchaser may rely upon any such decision, act, consent, notice, or instruction of the Agent as being the decision, act, consent or instruction of each of such stockholder of the Company. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent.

                                  ARTICLE VII

                              AMENDMENT AND WAIVER

7.1 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, provided, however, no notarial deed shall be required. For purposes of this Section 7.1, the Selling Stockholders agree that any amendment of this Agreement signed by the Agent shall be binding upon and effective against all Selling Stockholders whether or not they have signed such amendment.

7.2 EXTENSION; WAIVER. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, mailed by registered air mail (return receipt requested), postage prepaid, or delivered by recognized air courier, freight prepaid, or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)     if to Purchaser, to:      P.H. Glatfelter Company

                          Attn.: Mr. Thomas C. Norris
                          228 S. Main Street
                          Spring Grove
                          PA 17362
                          U.S.A.

                 with a copies to:

                          Bruckhaus Westrick Stegemann
                          Attn.: Ralph Kastner
                          Taunusanlage 11
                          60329 Frankfurt

                          Ballard Spahr Andrews & Ingersoll
                          Attn.: Morris Cheston, Jr., Esq.
                          1735 Market Street
                          51st Floor
                          Philadelphia
                          PA 19103-7599
                          U.S.A.
         and

         (b)     if to the Agent or any of the Selling Stockholders, to:

                          Deutsche Beteiligungs Aktien-gesellschaft
                          Unternehmens-beteiligungsgesellschaft
                          Attn.: Reinhard Loffler and

                          Torsten Grede
                          Emil-von-Bering-StraBe 2
                          60439 Frankfurt

                 with a copy to:

                          Doser Amereller Noack
                          Baker & McKenzie
                          Attn.:  Dr. Uwe Steininger and
                          Lutz Zimmer
                          OttostraBe 8
                          80333 Munchen

         such notice or other communication shall for all purposes of this Agreement be treated as effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or (ii) sent by telecopy and confirmed in writing.

8.2 INTERPRETATION. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

8.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Company Disclosure Letter and the SCHEDULES hereto and thereto, and the documents and instruments and other agreements among the parties hereto and thereto referenced herein:

         (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and

         (b) shall not be assigned, by operation of law or otherwise without the prior written consent of the Agent on behalf of the Selling Stockholders and of the Purchaser, except to a wholly owned subsidiary of PHG provided the obligation under the guarantee under Article 9.2 shall not be transferred and affected thereby.

8.4 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other persons or circumstances will be interpreted so as reasonably to give effect to the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent reasonably possible, the economic, business and other purposes of such void or unenforceable provision.

8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without regard to applicable principles of conflicts of laws thereof.

8.6 ENGLISH LANGUAGE. The parties hereto agree that the transactions contemplated by this Agreement shall be conducted in the English language, that this Agreement and the SCHEDULES hereto, and the documents and instruments and other agreements among the parties hereto referenced herein shall be written in English and that all notices provided by the parties pursuant to this Agreement and the SCHEDULES hereto, and the documents and instruments and other agreements among the parties hereto referenced herein shall be in English.

8.7 ARBITRATION. All disputes, controversies or differences arising out of or in connection with this Agreement shall be settled by arbitration under the Arbitration Agreement attached hereto as
         SCHEDULE 8.7.


                                   ARTICLE IX

                                   GUARANTEES

9.1 DBAG GUARANTEE. DBAG hereby unconditionally and irrevocably guarantees any and all obligations of the Selling Stockholders under Section 2.9
         (b) (i) sentences 4 and 5 (Real Estate Transfer Tax), Section 2.19 (Brokers' and Finders' Fee) and Section 5.2 in connection with Section
         5.4 last sentence and Section 5.5 last sentence (Organization, Capital Structure, willful misrepresentation, fraud and covenants as to
         Section 4.1, 1. sentence) and any repayment to be made under Section
         1.3 (b) (Purchase Price Adjustment).

9.2 PHG GUARANTEE. PHG hereby unconditionally and irrevocably guarantees any and all obligations of the Purchaser under this Agreement.

IN WITNESS WHEREOF, the Purchaser, Selling Stockholders and the Guarantors have caused this Stock Purchase Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

PURCHASER                                  PURCHASER
Raboisen Zweihundertneunte Vermo-          Raboisen Zweihundertzehnte
gensverwaltungsgesellschaft mbH            Vermogensverwaltungsgesellschaft mbH

/s/ Hans-Jorg Stadtler                     /s/ Hans-Jorg Stadtler
------------------------------------       ------------------------------------
By:                                        By:
Name:                                      Name:
Title:                                     Title:

SELLING STOCKHOLDERS
RQPO Beteiligungs GmbH & Co. EVOBESTRA Vermogensverwaltungs-
Papier KG                                  gesellschaft mbH

/s/ Lutz Zimmer                            /s/ Lutz Zimmer
-----------------------------------        -----------------------------------
By:                                        By:
Name:                                      Name:
Title:                                     Title:

GUARANTORS
P. H. Glatfelter Company                   Deutsche Beteiligungs Aktiengesellschaft
                                           Unternehmensbeteiligungsgesellschaft

/s/ Hans-Jorg Stadtler                     /s/ Lutz Zimmer
------------------------------------       -----------------------------------
By:                                        By:
Name:                                      Name:
Title:                                     Title:

SCHEDULE 1.2

                                                                     SHARES
SELLING STOCKHOLDER                                                  (DM)             %                  OF
1.    RQPO Beteiligungs GmbH & Co.                                   50,000*          50                 Company

      Papier KG                                                      49,500           49,5               Company

2.    EVOBESTRA                                                      500              0,5                Company
      Vermogensverwaltungsgesellschaft mbH

TOTAL                                                                1000,000         100,000%

                                                                        SHARES (DM)            PURCHASE PRICE
PURCHASERS                                                              PURCHASED              DM
1.    Raboisen Zweihundertneunte                                        50,000*

      Vermogensverwaltungsgesellschaft                                  49,500                 268,650,000
      mbH
2.    Raboisen Zweihundertzehnte                                        500                    1,350,000

      Vermogensverwaltungsgesellschaft
      mbH

TOTAL                                                                   100,000                270,000,000-

* The share in the nominal amount of DEM 50,000,- will come into existence upon registration of the capital increase resolved by the shareholders' meeting on September 19, 1997 (URNr. 246/1997 of the notary public Dr. Joachim Treeck in Frankfurt/Main).

SCHEDULE 1.3 (b)

                                   Estimated
                           Consolidated Balance Sheet
                            S&H Papier-Holding GmbH
                              (December 31, 1997)


Fixed Assets                                                                                            77.1
Current and Other Assets                                                                                98.0

Total Assets                                                                                           175.1


Equity                                                                                                  66.2
Provisions (Pension, Tax and Others)                                                                    26.0
Net Bank Debt                                                                                           67.9
Liabilities to Shareholders                                                                              2.2
Other Liabilities                                                                                       12.5

Total Liabilities and Shareholders' Equity                                                             175.1

SCHEDULE 1.5 (c) 1 - WIRE TRANSFER INSTRUCTIONS

                            [Intentionally Omitted;
                will be furnished supplementally to the
                        Commission upon request]

SCHEDULE 1.5 (c) 2

SELLING STOCKHOLDERS                                        CONTRIBUTED ESCROW AMOUNT
1. RQPO Beteiligungs GmbH & Co.                                                      26,865,000
   Papier KG (RQPO)

2. EVOBESTRA Vermogens-
   verwaltungsgesellschaft mbH (EVOBESTRA)                                              135,000

TOTAL                                                                                27,000,000

SCHEDULE 2 - ORGANIZATIONAL CHART


                            [Intentionally Omitted;
                     will be furnished supplementally to the
                            Commission upon request]

SCHEDULE B
[Exhibits 2.3, 2.11, 2.13, 2.20 and 2.21 to Schedule B Intentionally Omitted; will be furnished supplementally to the Commission upon request]


                           COMPANY DISCLOSURE LETTER

                                       of

                           S & H Papier-Holding GmbH

                                   regarding

                Representations and Warranties under Article II

                                       of

                          the Stock Purchase Agreement

                                  by and among

        Raboisen Zweihundertneunte Vermogensverwaltungsgesellschaft mbH,

        Raboisen Zweihundertzeunte Vermogensverwaltungsgesellschaft mbH,

                                      and

             the Selling Stockholders of S & H Papier-Holding GmbH


                 The disclosures set forth herein are made with reference to the representations and warranties made by the Selling Stockholders in Article II of the Stock Purchase Agreement dated as of November 14, 1997 (the "Agreement") between Raboisen Zweihundertneunte Vermogensverwaltungsgesellschaft mbH and Raboisen Zweihundertzeunte Vermogensverwaltungsgesellschaft mbH and the Selling Stockholders of S & H Papier-Holding GmbH. Except as otherwise stated herein, all capitalized terms used herein shall have the meanings given to them in the Agreement. Section numbers used herein correspond to section numbers in the Agreement. Disclosures made in any section of the Disclosure Letter shall constitute disclosure for the purposes of all other sections of the Agreement. Exhibits to the Company Disclosure Letter are provided for informational purposes only and do not qualify or otherwise affect the representations and warranties made in the Agreement. In referencing any information in this Disclosure Letter, including legal proceedings, the Selling Stockholders do not necessarily take a position that such matters are or are not material for purposes of the Agreement or for any other purpose whatsoever.

                                   ARTICLE II

                      REPRESENTATION AND WARRANTIES OF THE

                              SELLING STOCKHOLDERS

2.2  CAPITAL STRUCTURE

                 Pursuant to an agreement dated April 4, 1995 between Papierfabrik GmbH and Bollore Technologies S.A. ("Bollore")(the "Option Agreement") Papierfabrik GmbH is entitled to require the sale of the shares in Cascadec held by Bollore from September 1 to December 31, 1998. Bollore may require from Papierfabrik GmbH to purchase such stock held by Bollore from February 1 to May 31, 1999. The purchase price in the event of the exercise of the option shall amount to FF 65,000,000.00 or FF 45,000,000.00 such amounts being subject to the respective choice by Papierfabrik GmbH. If the purchase price amounts to FF 45,000,000.00 investments shall be made in the aggregate amount of FF 30,000,000.00 within a period of 36 months from the exercise of the option or an employment guarantee shall be given for 70 employees for a period of 36 months from the exercise of the option. In case of a breach of such provisions the purchase price of FF 45,000,000.00 shall be increased by the difference between FF 30,000,000.00 and the actual investments.

2.3  SUBSIDIARIES

                 EXHIBIT 2.3 contains a list of all subsidiaries of the Company and Papierfabrik GmbH.

2.5  NO CONFLICT

                 The consummation of the transactions contemplated hereby may give rise to a right of termination, cancellation, modification or acceleration of the agreements with:

                 - Kreditanstalt fur Wiederaufbau on the granting of loans in the aggregate amount of DEM 24,700,000.00;

                 - the government of the Federal Republic of Germany on the extension of guarantees No. GKE 3136 in the amount of DEM 2,225,000.00 and No. GKE 3137 in the amount of DEM 2,375,237.00 both dated February 24, 1994 for capital investments in foreign countries;

                 - Deutsch Bank AG on the granting of credit lines in connection with loans extended by Kreditanstalt fur Wiederaufbau;

                 - a credit line with Sparkasse Rastatt-Gernsbach in the amount of DEM

                          5,000,000.00 may be cancelled at any time.

2.7  COMPANIES FINANCIAL STATEMENTS

                 a. Any information disclosed in the Company Disclosure Letter shall serve as a disclosure of information under this section regardless of the context of which such disclosure is placed to the extent such information relates to the financial years 1997 and 1998.

                 b. Papierfabrik GmbH has entered into the following contracts with an estimated volume of more than DEM 500,000.00:

                          - Stora Cell AB on the supply of cellulose (gebleichter Nadelholz
                                  Sulfatzellstoff)(approximately DEM
                                  3,800,000.00);

                          -       Stora Celbi on supply of cellulose
                                  (Eukalyptus-Zellstoff)(approximately DEM
                                  3,300,000.00);

                          - Wiessner GmbH (paper machine PM 10 phase 3 maintenance/refurbishing)(approximately DEM
                                  547,000.00);

                          -       Goebel GmbH on supply of equipment (DEM
                                  2,800,000.00);

                          - Voith Sulzer Papiermaschinen GmbH on supply of equipment for paper machine PM 1 (Hydroformer) (approximately DEM 630,000.00);

                          - Gebr. Bellmer GmbH (paper machine PM 10 phase 3 maintenance/refurbishing)

                                  (approximately DEM 805,780.00);

                          - Busch (maintenance/refurbishing of equipment [Lackieranlage]) (approximately DEM
                                  2,650,000.00)

     c. Reemtsma, one of Papierfabrik's material customers, has terminated its long-term business relationship to Papierfabrik GmbH and will not continue to purchase cigarette paper after June 1997.

     d. By shareholders' resolution dated September 19, 1997 Papierfabrik GmbH has declared dividends for 1996 in the amount of DEM 13,241,532.00 of which DEM 3,550,082.63 have been distributed from profit reserves and advance dividends regarding the fiscal year 1997 in the amount of DEM 12,783,974.00 DEM 4,367,435.00 of such dividends are immediately payable, the remainder shall be payable on December 31, 1998.

     e. On September 19, 1997 Papierfabrik GmbH assigned to Gizeh-Werk GmbH its claims for corporate income tax credit (Korperschaftsteuererstattungsanspruch) against German tax authorities in the aggregate amount of DEM 3,667,368.00 plus applicable solidarity surcharge (Solidaritatszuschlag) in the aggregate amount of DEM 275,053.00 of which DEM 212,507.00 and DEM 15,938.00 (solidarity surcharge) had previously been assigned to Papierfabrik GmbH from Papcel - Papier and Cellulose, Technologie and Handels-GmbH. Additionally, at the same date Papierfabrik GmbH assigned to Gizeh-Werk GmbH a claim for corporate income tax credit (Korperschaftsteueranrechnungsguthaben) in the amount of DEM 425,014.00

     2.8         NO UNDISCLOSED LIABILITIES

                 Regarding sufficient pension reserves see 2.21.

     2.10        RESTRICTIONS ON BUSINESS ACTIVITIES

                 Pursuant to the agreement between Papierfabrik GmbH and Bollore date March 7, 1994 regarding the transfer of the business in the field of "flat wire" and "inclined wire" of the "electrolytic capacitor paper business" Papierfabrik GmbH is subject to a prohibition of competition in such fields of business for a period of ten years.

     2.11        TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES;
                 CONDITION OF EQUIPMENT

     a. EXHIBIT 2.11 attached hereto contains a list of all real property owned or leased by the Company, Papierfabrik GmbH or the Subsidiaries. The parcel of land registered in the land register of the local court of Gernsbach is subject to the easements and security interests specified in the land register; the parcel of land owned by Schoeller & Hoesch N.A., Inc. is subject to a mortgage in the amount of USD 500,000.00.

     b. The lease agreement between Schoeller & Hoesch S.A.R.L. and Alsabail provides for a call option pursuant to which Schoeller & Hoesch S.A.R.L. may buy the leased real property for FF 1.00 at the end of the term, i.e. within six (6) months as of October 1, 2007 (according to the lease-back agreement) which date was subsequently postponed by the amendment to the lease-back agreement as of January 1, 2008. Papierfabrik GmbH has given a firm offer to Alsabail for the first eight years of the lease-back agreement to buy the leased real property in the event that Schoeller & Hoesch S.A.R.L. should become insolvent. The purchase price will then be the remaining lease payments plus interest.

     c. Bollore has a right of first refusal to purchase all parcel of land of Cascadec.

     d. The employees of Bollore are entitled to pass the site of Cascadec for the purpose of visiting the cantine.

     e. Papierfabrik GmbH has entered into a security agreement with Raiffeisenbank Ochsenfurth on September 4, 1990 on the transfer of title to products that shall be delivered to a customer; Papierfabrik GmbH is not a debtor of Raiffeisenbank

                 Ochsenfurth.

     2.12        MATERIAL CONTRACTS

     a.          Regarding the Option Agreement see 2.2. above.

     b.          Papierfabrik GmbH has entered into:

                          - supply-/lease agreement with Schaefer Kalk, Diez dated as of January 16, 1996 (annual lease payment DEM 1.00),

                          - an agreement with Firma Topfer, Kulmbach, on the delivery of metallized paper which provides for a fixed price and therefore may result in a future loss. The estimated annual sales volume amounts to DEM 30,000,000.00.

     c.          Under the loan agreements between Schoeller & Hoesch S.A.R.L.
                 and Deutsche Bank AG, Papierfabrik GmbH is jointly and severally liable with Schoeller & Hoesch S.A.R.L. for any claims of Deutsche Bank AG.

     d. Under the agreement dated June 11, 1991 Papierfabrik GmbH sold and transferred the title to a piece of real property (land register of Gernsbach No. 726) to Mr. and Mrs. Sieber-Rilke for a purchase price of DEM 375,000.00 payable on August 31, 1998.

2.13 INTELLECTUAL PROPERTY

     The patents, trade names and trademarks are contained in the lists attached hereto as EXHIBIT 2.13.

     The patent contained in the lists and designated as such is also held by a party other than the Company, Papierfabrik GmgH or the Subsidiaries and therefore is not the unlimited property of the Company, Papierfabrik GmbH or the Subsidiaries.

2.20 EMPLOYEES

     EXHIBIT 2.20 contains a list of all managing directors and consultants of the Schoeller & Hoesch Group. The list does not include any legal counsel, auditor or tax counsel.

2.21 EMPLOYEE BENEFIT PLANS; COMPLIANCE WITH LABOUR LAW

a.   EXHIBIT 2.21 contains a list of each Company Benefit Plan.

b. With regard to present recipients of pensions necessary adjustments of pension claims have not been made as required by law. According to a sample calculation additional reserves in the amount of DEM 524,733.00 should have been made with regard to eight recipients of such pension schemes as of January 1, 1996 in order to comply with legal requirements. Since there exist pension obligations towards an aggregate of 33 beneficiaries, this amount will most likely be higher.

c. The reserves set up for future pension payments do not sufficiently consider early retirements of the current managing directors Dr. Kussner and Sieber-Rilke. If both managing directors had entered into retirement as of December 31, 1995 additional reserves in the amount of DEM 937,834.00 would have been necessary according to calculations by Schitag, Ernst & Young, such amount will be respectively lower in case of an early retirement by December 31, 1997.

d. As to the special benefits granted to Dr. Gert Hoesch and to Dr. Klaus Hoesch referred to under c. of EXHIBIT 2.21 any increase in such special benefits is not reflected in the provision made for that purpose.

2.24 ENVIRONMENTAL MATTERS

     The reconstruction/renovation of the main sewer on the site in Gernsbach pursuant to the examination/analysis in accordance with the "Verordnung des Umweltministeriums uber die Eigenkontrolle von Abwasseranlagen (Eigenkontrollverordnung)" dated August 9, 1989 presented by the Ingenieurburo fur Kanalinstandhaltung GmbH, Leonberg, dated August 19, 1997 has not been commenced. Such reconstruction/renovation will cost from approximately DEM 850,000.00 up to DEM 1,550,000.00 such estimate being subject to the specific plan implemented. The reconstruction/renovation shall be performed until the end of 1999. Reserves have not been set up yet. The remaining sewer system has not been examined.

EXHIBIT 2.3

                                                     SUBSIDIARIES OF THE COMPANY
Papierfabrik Schoeller & Hoesch GmbH, Gernsbach*                                         100.00%

                                                  SUBSIDIARIES OF PAPIERFABRIK GMBH
Papcel - Papier and Cullulose,                                                           100.00%
Technologie and Handels-GmbH, Gernsbach ("Papcel")

Papierfabrik Schoeller & Hoesch                                                          100.00%
Auslandsbeteiligungen GmbH, Gernsbach
("S&H Auslandsbeteiligungen")

Unicon - Papier - und Kunststoffhandels -
GmbH, Gernsbach                                                                          100.00%

Papcel - Kiew, Kiew                                                                      100.00%
(held by Papcel)

Newtech Pulp Inc., Manila**                                                              100.00%
(held by Papcel)

Balo-I - Industrial, Inc., Manila**                                                      100.00%
(held by Papcel)

Schoeller & Hoesch S.A.R.L., Wisches**                                                   100.00%

Papeteries de Cascadec S.A., Odet**                                                       50.00%

Schoeller & Hoesch N.A., Inc., Summerville                                               100.00%
(held by S&H Auslandsbeteiligungen)

* Subject to the shares held by EVOBESTRA Vermogensverwaltungsgesellschaft mgH.

**   Subject to shares held in trust.

Furthermore, Papierfabrik GmbH holds shares in

     - Gesellschaft fur Papier - und Recycling (GesPaRec) GmbH (DEM 6,000.00)

     - Versicherungsstelle Zellstoff und Papier GmbH (DEM 500.00)

which do not constitute a shareholding of 50% or more.

SCHEDULE 5.8 - ESCROW AGREEMENT

                            [Intentionally Omitted;
                       will be furnished supplementally to the
                             Commission upon request]

SCHEDULE 8.7 - ARBITRATION AGREEMENT

                            [Intentionally Omitted;
                          will be furnished supplementally to the
                          Commission upon request]